Exhibit 99.1

The following press release was issued today:

Contact
Debra DiMaria
Chief Financial Officer
(516) 535-3681
ddimaria@proginet.com

Proginet Announces Preliminary First Quarter 2009 Financial Results

Garden City, N.Y.—November 7, 2008—Proginet Corporation [OTCBB: PRGF], a world leader in multi-platform file transfer solutions, today announced preliminary (unaudited) financial results for the fiscal 2009 first quarter ended October 31, 2008. Proginet expects that total revenues for the quarter will amount to approximately $2.9 million, compared to $2 million in the equivalent period last year. The Company expects that net expenses for the quarter will also amount to approximately $2.9 million, and that it will break even for the quarter.

"This has been a good quarter for Proginet in terms of total revenues," stated Sandy Weil, Proginet's President and CEO. "We are pleased about this of course, but there’s still a long way to go. The quarter was helped by some solid execution by the Company, and by the large deal with Beta Systems, as previously announced."

“We are confident that our efforts to optimize the Company will continue yielding improvements in both operational and financial performance. Specifically, last month’s appointment of Steve Flynn as Chief Operating Officer rounded out the senior leadership team and demonstrates the Company’s focus on improving operations. We continue to work on a number of critical initiatives that will improve our overall execution in the market. First, we announced a strategic technology exchange with Beta Systems. This enables us to focus fully on enterprise secure managed file transfer, which is our core competency. Second, we signed a major strategic agreement with Beta Systems whereby they become our exclusive distributor in Europe, where they have a very strong presence in the enterprise software market. Third, we remain on track for our FIPS 140-2 support. This capability will increase our competitiveness in the public-sector realm, and enable us to achieve compliance with our recently-announced government software license award,” he concluded.

“I concur with Sandy’s comments,” said Debra DiMaria, Proginet's Chief Financial Officer. “And I would like to further add that net expenses for the quarter included non-recurring consulting, legal, and incidental fees associated with developing our strategic arrangement with Beta Systems, as well as our corporate reorganization. Going forward we will continue to look for ways to become more efficient and effective in our operations.”

Proginet points out that all estimates are preliminary, and that differences may arise between estimates and actual results, which will be available when the Company completes its review of financial results for the first quarter. The Company will report first quarter financial results on Tuesday November 18, 2008, with an Annual Shareholder Meeting and review of the end of quarter results scheduled for the same day (full details below).

Annual Shareholder Meeting
Proginet's Annual Shareholder Meeting will be held at the offices of Proginet Corporation, 200 Garden City Plaza, Garden City, N.Y. 11530, on Tuesday, November 18, 2008, at 4:30 p.m. Eastern Time. Shareholders of record at the close of business on September 25, 2008, should have received notification of the meeting, with registration instructions, during the month of October.

Dial-in instructions for the Annual Shareholder Meeting and review of the end of quarter results are included below.

To listen or participate, shareholders should call the numbers below immediately prior to the meeting (you will need all of the following information):

Date and Time: Tuesday, November 18, 2008, at 4:30 p.m.
Leader: Mr. Sandy Weil
Passcode: AGM
Domestic Dial-in: 1 (888) 469-2033
International Dial-in: 1 (630) 395-0414

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To receive press releases and other corporate communications directly from Proginet, please e-mail investor@proginet.com or call (516) 535-3600.

About Proginet Corporation
Proginet Corporation offers a universal, multi-platform software solution for fast, inexpensive and secure file transfers both inside and outside the enterprise. Proginet’s CyberFusion Integration Suite (CFI)® is used by companies of all sizes to conduct business more efficiently while protecting customer data and limiting the risks associated with sharing proprietary information with partners and colleagues around the globe. With over 20 years of experience in the managed file transfer arena, Proginet’s global customer base spans more than 30 countries and includes many Fortune 500 companies. Headquartered in New York, the company is publicly traded under the symbol [OTCBB: PRGF]. For more information, visit www.proginet.com.

Disclaimer
This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as "expect," "believe," "may," "will," "plans" and "anticipate," or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to Form 10-KSBs, Form 10-QSBs, Form SB2's and Form 8-Ks (www.sec.gov).